INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES
HARVEY DONDERO AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF BROYHILL FURNITURE INDUSTRIES

St. Louis, Missouri, April 4, 2005 – W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Harvey Dondero as President and Chief Executive Officer of Broyhill Furniture Industries, Inc.

Mr. Dondero has served since 1999 as President and Chief Executive Officer of Universal Furniture International, which is currently a part of Lacquer Craft, one of the world’s largest residential furniture manufacturers. From 1994 to 1999, Mr. Dondero was President and Chief Executive Officer of Maitland-Smith, Ltd. Before coming to the furniture industry, Mr. Dondero was involved in the home furnishings industry in tabletop and giftware as Senior Vice President of International Marketing for Brown Forman Corporation, and prior to that he was President of Waterford Wedgwood Australia and held various executive positions in Wedgwood USA. Mr. Dondero is a graduate of Stanford University and the University of Washington with degrees in economics.

Mr. Dondero commented, “I am proud to have joined Furniture Brands International, and I am honored to become part of an outstanding company like Broyhill. Broyhill has a strong brand name and a reputation for quality and value, due largely to the efforts of its nearly 4,600 dedicated employees. I look forward to working with these fine people, and with the senior management teams at Furniture Brands and its other operating companies to build upon the achievements of the past and to drive Broyhill to a successful future.”

Mr. Holliman said, “I have known Harvey for many years, and I am pleased he has agreed to join our company in this important role. Harvey has vast experience in our industry, he enjoys outstanding relationships with our key suppliers and customers, and he has a strong consumer-focused background. We look forward to the many contributions we know he will bring to our company. Harvey will report to Tom Foy, the President and Chief Operating Officer of Furniture Brands.”

Mr. Holliman also announced that he has accepted the resignation of Dennis R. Burgette as President and Chief Executive Officer of Broyhill. Mr. Holliman commented that the separation was by mutual agreement. Mr. Burgette will remain on the company’s payroll for a period of time pursuant to a previously-announced employment agreement, but he has relinquished his day-to-day responsibilities.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.